PLAN AND AGREEMENT OF MERGER

THIS PLAN AND AGREEMENT OF MERGER (hereinafter called the “Agreement”), dated as of December 27, 2006, is between Impact Medical Solutions, Inc., a Delaware corporation (“PARENT”), and Freedom 1, Inc., a Delaware corporation (“SUB”).

WHEREAS, on the date hereof SUB is a corporation duly organized and existing under the laws of the State of Delaware, having authorized capital stock of 110,000,000 shares, 100,000,000 of which are classified and designated as common stock, $0.0001 par value, (“SUB Common Stock”) and 10,000,000 of which are classified and designated as preferred stock, $0.0001 par value (the “SUB Preferred Stock”);

WHEREAS, PARENT is a corporation duly organized and existing under the laws of the State of Nevada, currently having authorized capital stock of 50,000 shares of authorized common stock, par value $0.0005 (the “PARENT Common Stock”), and no authorized preferred stock (the “PARENT Preferred Stock”);

WHEREAS, there are 15,653,465 shares of PARENT (“PARENT ISSUED Common Stock”) issued and outstanding and wherein PARENT owns 100% of the SUB Common Shares, and such shares constitute all of the issued and outstanding capital stock of SUB;

WHEREAS, the directors of SUB and PARENT have determined it advisable and in the best interest of each company that the PARENT merge with and into SUB as authorized by the statutes of the state of Delaware and upon the terms and subject to the conditions of this Agreement; and

WHEREAS, the directors of SUB and PARENT have unanimously approved this Agreement by written consent to action in lieu of a meeting and a majority of the shareholders of SUB and PARENT have approved this Agreement by written consent to action in lieu of a meeting in accordance with the statutes of the state of Delaware; and

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, PARENT and SUB hereby agree as follows:

1. Merger. Upon the terms and subject to the conditions set forth in this Agreement, the PARENT shall be merged with and into the SUB (the “Merger”), and SUB shall be the surviving corporation (sometimes hereafter referred to as the “Surviving Corporation”). The name of the Surviving Corporation shall be Impact Medical Solutions, Inc. The Merger shall become effective upon the date and time of filing of appropriate certificates of merger and/or this Agreement providing for the Merger, with the Secretary of State of the State of Delaware, (the “Effective Time” or the “Effective Date”).

2. Governing Documents. The Certificate of Incorporation of SUB shall be the Certificate of Incorporation of the Surviving Corporation without change or amendment until thereafter amended in accordance with applicable law. The Bylaws of SUB, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, by such Certificate of Incorporation or by such Bylaws.

3. Succession; Officers and Directors. On the Effective Date, the separate corporate existence of the PARENT shall cease and SUB, as the Surviving Corporation, shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all the restrictions, disabilities and duties of the PARENT; and all property, real personal and mixed, and all debts due to the PARENT on whatever account, as well as for share subscriptions and all other things in action belonging to the PARENT, shall be vested in the Surviving Corporation; and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the PARENT, and the title to any real estate vested by deed or otherwise in the PARENT, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the PARENT shall be preserved unimpaired, and all debts, liabilities and duties of the PARENT shall thence forth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by the Surviving Corporation. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of the PARENT, its shareholders, board of directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of SUB and shall be as effective and binding thereon as the same were with respect to the PARENT.

The directors of PARENT immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of PARENT immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their resignation or their respective successors are duly elected or appointed and qualified. The employees and agents of the PARENT shall become the employees and agents of the Surviving Corporation entitled to the same rights and benefits which they enjoyed as employees and agents of the PARENT.

4. Further Assurances. From time to time, as and when required by SUB, or by its successors and assigns, there shall be executed and delivered on behalf of the PARENT such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in SUB the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the PARENT, and otherwise to carry out the purposes of this Agreement, and the officers and directors of SUB are fully authorized in the name and on behalf of SUB or otherwise, to take any and all such action and to execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the merger herein provided for.

5. Conversion and Cancellation of Common Stock.

a. At the Effective Time, (i) each issued and outstanding share of common stock of Parent shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, and, from and after the Effective Time, the holders of all of said issued and outstanding shares of common stock of the Parent shall automatically be and become holders of shares of the Sub upon the basis above specified, whether or not certificates representing said shares are then issued and delivered and all shares of stock of the Sub acquired in the merger shall for purposes of § 203 of this title be deemed to have been acquired at the time that the shares of stock of the Parent converted in the merger were acquired; (ii) every share of Parent Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted, into the right to receive one restricted share of Surviving Corporation Preferred Stock, as shall be designated and authorized as of the Effective Time, said Surviving Corporation Preferred Stock to provide to the holders thereof, substantially identical rights as are provided by the Parent Preferred Stock; (iii) every Option and/or Warrant of Parent issued and outstanding immediately prior to the Effective Time shall be converted, into the right to receive the equivalent Option and/or Warrant of the Surviving Corporation, as shall be designated and authorized as of the Effective Time, said Surviving Corporation Option and/or Warrant to provide to the holders thereof, substantially identical rights as are provided by the Parent Option and/or Warrant.

b. At the Effective Time, each share of common stock of the Sub (a “Share”) owned by the Sub as treasury stock or by any subsidiary of the Sub and each Share owned by the Parent shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

c. At the Effective Time, each issued and outstanding Share of the Parent shall be (other than Shares to be cancelled in accordance with Section (d) above) converted into one share of common stock in the Sub (the “Offer Price”), without surrender of the certificate formerly representing such Share (each a “Subs Certificate”) in the manner provided in (f) below. From and after the Effective Time, all such converted Shares shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect to any Parent Certificate except the right to receive shares in the Sub equal to the number of shares owned in the Parent (the “Merger Consideration”).

d. After the Effective Time, each holder of record of common stock of the Parent shall receive in exchange therefor the Merger Consideration, and the shares of common stock of the Parent shall be cancelled.

e. In its sole discretion, SUB may elect to round up to the nearest whole share, in lieu of issuing fractional shares of SUB Common Stock as a result of the Merger or to pay the fair market value of such fractional shares to the holders who would otherwise be entitled to such fractional shares of SUB Common Stock, as determined by its board of directors.

6. Amendment. Subject to the applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties at any time prior to the Effective Date.

7. Abandonment. At any time prior to the Effective Date, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of SUB, if the Board of Directors of SUB determines for any reason in its sole judgment that the consummation of the transaction would be inadvisable or not in the best interests of SUB and its Shareholders.

8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and the same agreement.

IN WITNESS WHEREOF, the undersigned Presidents, with the attestations of a Witness, of the respective constituent corporations, duly authorized hereunto, have executed this Agreement as of the date first above written.

Freedom 1, Inc.	Impact Medical Solutions, Inc.

/s/ Wayne Cockburn	/s/ Wayne Cockburn

By: _____________________________	By: _____________________________
Wayne Cockburn	Wayne Cockburn
President	President